EXHIBIT 99


FOR IMMEDIATE RELEASE
July 17, 1997

                      INTELLIGENT MEDICAL IMAGING ANNOUNCES
               TERMINATION OF DIASYS PRODUCT INTEGRATION AGREEMENT

PALM BEACH GARDENS, FL, JULY 17, 1997 -- Intelligent Medical Imaging, Inc. (Nasdaq: IMII) the developer and marketer of the MICRO21 system announced that it has notified DiaSys Corporation (Nasdaq: DIYS) that IMI is terminating the Product Integration Agreement between IMI and DiaSys and rejecting all products delivered by DiaSys. The agreement was terminated for cause due to breaches of the agreement by DiaSys, including the failure to deliver conforming goods.

Tyce Fitzmorris, IMI's President and CEO, said, "IMI planned to offer two methods of automating slide preparation for use of the MICRO21 System in performing the urinalysis procedure; integration of the DiaSys RS2003 flow cell method, and the well slide method. IMI has worked with DiaSys since January in an attempt to integrate the DiaSys product into IMI's MICRO21 system. DiaSys was unable to correct problems that prevented successful integration with the MICRO21."

Mr. Fitzmorris went on to say, "We do not anticipate any material adverse impact on the Company as a result of our termination of the DiaSys agreement. A prototype version of the automated well slide maker will be demonstrated at the American Association for Clinical Chemistry next week in Atlanta, Georgia."

Intelligent Medical Imaging, Inc. developed and markets the MICRO21 System, an intelligent, automated microscope system for diagnostic use in hospitals, commercial reference and physical group practice laboratories.

The foregoing press release includes "forward-looking statements" within the meaning of and made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to differ materially from any future results, performance or achievements of the Company or events, or timing of events, relating to the Company expressed or implied by such forward looking statements. Such factors include, among others: the delays and impediments associated with the industry and market perception of the dispute, even if amicably settled, between the Company and DiaSys; and the inability of the Company to solve its dispute with DiaSys amicably. The Company cannot assure that it will be able to anticipate or respond timely to any of the factors listed above, which could adversely affect operating results.

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